Exhibit 10.43

Barristers & Solicitors	McCarthy Tétrault LLP
Patent & Trade-mark Agents	Box 48, Suite 4700
Toronto Dominion Bank Tower
McCarthy Tétrault	Toronto ON M5K 1E6
Canada
Telephone: 416 362-1812
Facsimile: 416 868-0673
mccarthy.ca

John P. Brown
Direct Line: 416-601-7719
E-Mail: jbrown@mccarthy.ca
3 March 2010
Mr. Paul Bennett
Hordo & Bennett
Barristers & Solicitors
#1801-808 Nelson Street
P.O. Box 12146
Vancouver, BC V6Z 2H2
Dear Mr. Bennett:
Re: National Money Mart et al ats Kurt MacKinnon et al
We are writing this letter on behalf of National Money Mart Company and Dollar Financial Group, Inc.
Attached is a Summary of Material Components of the Settlement (the “Summary”) of the above noted matter, to which you and we have agreed on behalf of our clients, subject to the approval of the Boards of Directors of National Money Mart Company and Dollar Financial Group, Inc.
The Summary shall be reduced to a definitive settlement agreement (the “Agreement”) which the parties agree to negotiate and finalize expeditiously and in good faith. If there are any disputes on the form or content of the Agreement, or the interpretation of the Summary, they shall be settled by Donald I. Brenner Q. C. in a summary manner with no right of appeal.
This letter and the Summary will be kept confidential by the signatories and their clients and other agents and representatives and shall not be disclosed to any person, unless required by
Vancouver, Calgary, London, Toronto, Ottawa, Montréal, Québec, New York and London, England

McCarthy Tétrault

3 March 2010	- 2 -	Mr. Bennett
law. The clients will be responsible for any breach of this confidentiality and non-disclosure undertaking by their counsel or other agents and representatives.
Pleases confirm your acceptance of the above by signing as indicated below.

Yours truly, McCarthy Tétrault LLP Per:
/s/ John P. Brown
John P. Brown
JPB/or encls.

Date: March 3, 2010	Hordo & Bennett per:
/s/ Paul Bennett
Paul Bennett

McCarthy Tétrault LLP

Summary of Material Components of the Settlement

Feature	Description

Class Period	January 1, 1997 to Nov 1, 2009

Liability at Issue	Total cheque cashing fees estimated to Nov 1

Class Definition	All persons who repaid a payday loan by cheque

Settlement Fund	$24.75m — 50% cash, 50% Transaction Credits

The Claims Process	Claims made.

Entitlement of Class Member	Up to 100% of total cheque cashing fees paid (no interest) from Settlement Fund remaining after payment of class counsel fees. Payments of all claims – 50% cash and 50% Transaction Credits

Transaction Credit Terms	Issued in $5 increments — paper form
Maximum $5 use per transaction ($25 for income tax prep)
Non-transferable
Expire in 3 years from date of distribution, subject to right to redeem for cash at stores in the 6 month period following expiry date

Set-offs	Money Mart has a first charge for all debts incurred by a claimant for all products/services during the class period, against any payment to be made to the claimant from the Settlement Fund
If the debts exceed the amount of the payment, the excess debt remains outstanding and will not be affected by the settlement.
Debts relating to Fast Cash Advances means the outstanding principal and interest due on the due date.

Debt Release	Debt of a class member incurred for all products/services during the class period who does not make a claim is released up to but not exceeding the total cheque cashing fees paid by the class member during the Class Period
Excess debt remains outstanding and will not be affected by the settlement.

Release by Class	Class (and Approval Order) will provide a full and final release to Money Mart in respect of any and all claims related to Fast Cash Advances

Claw Back	Any amount in the Settlement Fund to be returned to Money Mart at the end of the redemption period.

Class Counsel Fees	Payable from the Settlement Fund only, 50% cash, 50% Transaction Credits.
Class counsel may seek approval of a right to redeem its Transaction Credits for cash, but settlement is not conditional on this approval being granted
Class Counsel Fees to be paid within 14 days after the date the Settlement Fund is established

Feature	Description
Administrative Costs	Money Mart will administer any settlement.
Money Mart will pay fees of a referee, an auditor and a class counsel representative

Notice	Direct mailing to class members who engaged in a Money Mart transaction within the three years prior to the settlement approval date.
Cost of any mailing will be paid 50% from the Settlement Fund and 50% by Money Mart.
Notice to be published twice in the Vancouver Sun and the Vancouver Province. Notice to be posted in Money Mart stores in like manner to previous certification notice